EXHIBIT 10.1

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT is made as of January 1, 2007 (the “Effective Date”) by and between GOFISH TECHNOLOGIES, INC, a California corporation (“GoFish”), GOFISH CORPORATION, a Nevada corporation of which GoFish is a wholly-owned subsidiary (the “Company”) and KALEIDOSCOPE, INC., a Delaware corporation, acting through its wholly owned subsidiary, Kaleidoscope Sports and Entertainment LLC (“KSE”).

BACKGROUND STATEMENT

GoFish is engaged in the business of providing one or more websites, including www.gofish.com (the “Websites”) that serve as a medium for user-generated, amateur, licensed, and professional content as a vehicle for targeted, value added advertising. KSE is in the business of providing developing, distributing and producing entertainment properties and providing consulting services in the development of specialty television programs. This Agreement sets forth the terms and conditions under which KSE will provide certain Content to GoFish and GoFish and KSE will jointly participate in connection with the procurement, sale, delivery and support of the Content on the Websites.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. When used as a capitalized term in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Finder’s Fee” means the amount payable by the Company or GoFish to KSE as set forth in Section 4.04(b).

“Acquisition by the Company” means, in a single transaction or a series of related transactions, the purchase of all or substantially all of the outstanding capital stock or assets of a Person who is not, immediately prior to such transaction (or the first of such series of related transactions) an Affiliate of the Company or GoFish, whether by stock purchase, asset purchase, merger, consolidation, share exchange or otherwise.

“Acquisition by the Company Consideration” means the total net proceeds to a Person acquired by the Company or its stockholders or GoFish, as the case may be, in an Acquisition by the Company, after deduction of all taxes, transaction costs and expenses (excluding the Acquisition Finder’s Fee).

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of Section 3.04, an “Affiliate” of KSE shall be deemed to include any and all of KSE’s directors, officers, employees, independent contractors, consultants, representatives and professional advisors, in each case having knowledge of this Agreement or the subject matter hereof and/or performing services to or on behalf of KSE in connection herewith.

“Agreement” means this Agreement between the Parties, as the same may be amended, modified or supplemented from time to time.

“Award Show” means a televised award show to be designed and developed by KSE and GoFish reflecting the concepts and approach to be discussed with and agreed to by GoFish, as contemplated by this Agreement.

“Award Show Warrants” means warrants to purchase shares of Common Stock pursuant to a written warrant agreement, in a form determined by the Company but including the following terms: (i) an exercise price equal to the opening bid price of the Common Stock on the date of issuance of the Warrants, (ii) fully vesting upon the initial televised network broadcast of the Award Show if the Award Show is televised by network broadcast prior to March 30, 2008 and (iii) expiration automatically (1) if the Award Show is not televised by network broadcast prior to March 30, 2008, on March 30, 2008, (2) if the underlying agreement between KSE and the Award Show broadcast network sponsor is terminated, on the date of termination of such agreement, and (3) if the Award Show is televised by network broadcast prior to March 30, 2008, the fifth anniversary of the Effective Date.

“Base Warrants” means warrants to purchase up to Five Hundred Thousand (500,000) shares of Common Stock pursuant to a written warrant agreement, in a form determined by the Company but including the following terms: (i) an exercise price of $3.00 per share, (ii) vesting monthly in arrears commencing at the end of the sixth month following the Effective Date (as to one third (1/3) of the underlying number shares of Common Stock) and continuing at the end of each subsequent month during the term hereof at a rate of one eighteenth (1/18) of the number of underlying shares of Common Stock and (iii) expiration automatically (1) if this Agreement is terminated prior to six (6) months following the effective date, the date of termination of this Agreement, (2) if this Agreement is terminated after this Agreement has been in effect for at least six (6) months but less than eighteen (18) months, six (6) months following the date of termination and (3) if this Agreement is in effect for at least eighteen months, the fifth anniversary of the Effective Date .

“Business” has the meaning set forth in Section 3.04.

“Client” has the meaning set forth in Section 3.04.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Commission” has the meaning set forth in Section 4.02.

“Commission Warrants” means warrants to purchase shares of Common Stock pursuant to a written warrant agreement, in a form determined by the Company but including the following terms: (i) an exercise price equal to the opening bid price of the Common Stock on the date of issuance of the Warrants, (ii) vesting immediately upon issuance and (iii) expiration automatically (1) if this Agreement is terminated prior to six (6) months following the effective date, the date of termination of this Agreement, (2) if this Agreement is terminated after this Agreement has been in effect for at least six (6) months but less than eighteen (18) months, six (6) months following the date of termination and (3) if this Agreement is in effect for at least eighteen months, the fifth anniversary of the Effective Date .

“Copyrightable Work” has the meaning set forth in Section 3.04.

“Covenant Period” has the meaning set forth in Section 3.04.

“Covered Products and Services” means the products and services provided by KSE to GoFish hereunder related to the generation of Sales, the Award Show and those items described on the attached Exhibit A.

“Distribution Warrants” means warrants to purchase up to Thirty Thousand (30,000) shares of Common Stock pursuant to a written warrant agreement, in a form determined by the Company but including the following terms: (i) an exercise price equal to the opening bid price of the Common Stock on the date of issuance of the Warrants, (ii) vesting following the determination after the first anniversary of the Effective Date, in a time period and manner as is reasonably practicable, at a rate of Two Hundred Fifty (250) underlying shares per One Million (1,000,000) page views on the Websites during the first year following the Effective Date (with any remaining unvested right to acquire underlying shares being automatically cancelled upon such termination) and (iii) expiration automatically upon the earlier of the fifth anniversary of the Effective Date or the termination of this Agreement.

“GoFish Group” has the meaning set forth in Section 3.04.

“Governmental Authority” means any national, federal, state, county, municipal or other government or governmental, quasi-governmental or regulatory authority, agency, board, body, commission, instrumentality, court or tribunal.

“Intellectual Property” means all inventions, ideas, data, customer lists, pricing information, marketing analyses, concepts, designs, schematics, layouts, Patents, trademarks, trademark applications, service marks, trade names, logos, copyrights, software, source code, object code, programming language, Know-how, Technical Data, licenses and other similar rights by whatever name, whether or not patentable, copyrighted or copyrightable, registered or registrable, and any and all improvements or derivatives thereof, whether reduced to tangible form or otherwise, and whether registered with or recognized by any governmental or regulatory body or otherwise.

“Know-how” means those currently existing ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes of KSE, whether or not patentable, that are used by KSE in connection with the design, manufacture and use of the Covered Products and Services.

“Patents” means any rights to exclude any Person from making, using, selling or otherwise exploiting any product or service incorporating any invention, business method or device, as recognized or recognizable by any governmental or regulatory body in any jurisdiction (including without limitation the United States Patent and Trademark Office), whether granted, applied for or otherwise, and together with any patent that claims priority from such application, including any continuation, continuation-in-part and divisional, together with any foreign counterpart thereof.

“Participation Fee” means the amounts payable to KSE under Section 4.01.

“Partnership Warrants” means warrants to purchase shares of Common Stock pursuant to a written warrant agreement, in a form determined by the Company but including the following terms: (i) an exercise price equal to the opening bid price of the Common Stock on the date of issuance of the Warrants, (ii) vesting following the determination after the first anniversary of the partnership agreement at issue, in a time period and manner as is reasonably practicable, at a rate of (a) 100%, if the amount of video views that GoFish actually derived on the Websites from such partner during the first year of the term of the partnership agreement equals or exceeds Expected VV (as defined in Exhibit B) for such partnership, or (b) the percentage of video views that GoFish actually derived on the Websites from such partner during the first year of the term of the partnership agreement as compared with Expected VV, if such actual video views is less than Expected VV for such partnership (with any remaining unvested right to acquire underlying shares being automatically cancelled upon such termination) and (iii) expiration automatically (1) if this Agreement is terminated prior to six (6) months following the effective date, the date of termination of this Agreement, (2) if this Agreement is terminated after this Agreement has been in effect for at least six (6) months but less than eighteen (18) months, six (6) months following the date of termination and (3) if this Agreement is in effect for at least eighteen months, the fifth anniversary of the Effective Date .

“Party” means either of the parties to this Agreement, and “Parties” means all of them.

“Person” means an individual, corporation, partnership, association, limited liability company, trust or unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Prospect” means any Person worldwide to which GoFish deems it advisable to market and sell the Covered Products and Services.

“Revenue” means revenue derived by GoFish from Sales, net of costs and expenses incurred (including without limitation Taxes and Commissions.

“Sale Finder’s Fee” means the amount payable by the Company or GoFish to KSE as set forth in Section 4.04(a).

“Sale of the Company” means, in a single transaction or a series of related transactions, the sale of all or substantially all of the outstanding capital stock or assets of the Company or GoFish to a Person who is not, immediately prior to such transaction (or the first of such series of related transactions) an Affiliate of the Company or GoFish, whether by stock purchase, asset purchase, merger, consolidation, share exchange or otherwise.

“Sale of the Company Consideration” means the total net proceeds to the Company or its stockholders or GoFish, as the case may be, for the Sale of the Company, after deduction of all taxes, transaction costs and expenses (excluding the Sale Finder’s Fee).

“Sales” means sales by KSE of Covered Goods and Services during the term of this Agreement, where such sales result from the sourcing of Prospects by KSE and the completion of such Sales by KSE with minimal assistance and effort by GoFish or the Company and subject to reduction by Thirty percent (30%) of such sales where substantial assistance and effort by GoFish and/or the Company is utilized to complete such sale, as determined in the good faith judgment of GoFish or the Company.

“Taxes” means any duty, levy, import, export, excise, sales and value added taxes, customs duties, levy or similar charge, including interest and penalties thereon, however designated.

“Technical Data” means those currently existing KSE drawings, plans, parts lists, specifications and process descriptions that relate to the design, manufacture and use of the Covered Products and Services, whether in printed, drawn or electronic form.

“Warrants” means the Base Warrants, the Commission Warrants, the Distribution Warrants, the Partnership Warrants and the Award Show Warrants.

“Websites” has the meaning set forth in the section of this Agreement captioned “Background Statement,” above.

“Work Made for Hire” has the meaning set forth in Section 3.04.

“Work Product” has the meaning set forth in Section 3.04.

Section 1.02 Usage. For the purpose of construing this Agreement, unless the context indicates otherwise, words in the singular number shall be deemed to include words in the plural number, and vice versa, and words in one gender shall be deemed to include words in the other gender. The table of contents, titles to articles and section headings are for convenience only, and neither limit nor amplify the provisions of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of KSE. KSE hereby represents and warrants to GoFish as follows:

(a) Valid Existence. KSE is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware.

(b) Authorization, Execution and Enforceability. KSE has the power and authority under its organizational documents and applicable law to execute, deliver and carry out the terms and provisions of this Agreement. The execution, delivery and performance by KSE of this Agreement have been duly authorized by all necessary corporate action of KSE, and this Agreement has been duly executed on behalf of KSE. This Agreement is the valid and binding obligation of KSE, enforceable against KSE in accordance with its terms.

(c) Right to Conduct Business. KSE and its Affiliates are engaged primarily in the business of providing a comprehensive system of healthcare and related services, including education and research. Neither KSE nor any of its Affiliates is subject to any judgment, order, decree, writ, injunction or criminal penalty imposed by any Governmental Authority that would have a material adverse effect upon the ability of KSE to engage in such business or to perform its obligations under this Agreement.

(d) Intellectual Property. KSE (i) is the owner of the entire right, title, and interest in and to the Patents, Know-how and Technical Data (other than the Intellectual Property pertaining to the Award Show, all of which is and shall be jointly owned by KSE and GoFish as contemplated by this Agreement); (ii) has the right and power to grant the licenses granted herein; and (iii) is not a party to any other agreements with any Person in conflict with the license grant contemplated herein. To the knowledge of KSE, GoFish’s contemplated use of the Patents, Know-how and Technical Data to design, manufacture, use, lease and sell Covered Products and Services does not infringe any valid rights of any third party.

(e) Qualification. KSE is, and shall for the duration of the term shall be, fully qualified and capable of performing its obligations hereunder in a proficient and timely manner.

Section 2.02 Representations and Warranties of GoFish. GoFish hereby represents and warrants to KSE as follows:

(a) Valid Existence. GoFish is duly organized, validly existing and in good standing as a corporation under the laws of the State of California.

(b) Authorization, Execution and Enforceability. GoFish has the power and authority under its organizational documents and applicable law to execute, deliver and carry out the terms and provisions of this Agreement. The execution, delivery and performance by GoFish of this Agreement have been duly authorized by all necessary action of GoFish, and this Agreement has been duly executed on behalf of GoFish. This Agreement is the valid and binding obligation of GoFish, enforceable against GoFish in accordance with its terms.

(c) Business. GoFish and its Affiliates are engaged in the business of providing and maintaining the Websites, among other things. Neither GoFish nor any of its Affiliates is subject to any judgment, order, decree, writ, injunction or criminal penalty imposed by any Governmental Authority that would have a material adverse effect upon the ability of GoFish to engage in such business or to perform its obligations under this Agreement.

(d) Common Stock. Upon issuance in accordance with the terms and conditions of the Warrants, the Common Stock will be fully paid and nonassessable.

ARTICLE III

PROVISION OF SERVICES BY KSE; AWARD SHOW; RESTRICTIVE COVENANTS; PUBLIC ANNOUNCEMENTS

Section 3.01 Basic KSE Services. KSE shall provide the following specific services, at times and places to be mutually agreed upon between the Parties:

KSE shall use its best efforts to identify Prospects and consummate transactions with a view towards generating Sales. To that end, KSE shall devote such resources as are reasonably expected to maximize potential Sales generation, including the devotion of certain staff members of KSE towards providing services to GoFish, including the following personnel and estimated time (on a weekly basis) at a minimum to be devoted to servicing GoFish during the term of this Agreement:

Name of Staff Member	Time to Be Devoted to Services
Ricky Joshi	3 days per week
Karim Motani	3 days per week
Ray Volpe	1 day per week
Edd Griles	1.5 days per week
Erik Schaer	1 day per week

Further, Ray Volpe shall serve as a member of the advisory board of the Company and/or GoFish, without additional compensation. Should any of the foregoing staff members cease working for KSE (either permanently or temporarily), or if GoFish advises KSE that it is dissatisfied with the performance of any staff member in connection with the provision of services, then KSE shall promptly reassign members of its staff such that the appropriate level of service (as agreed by GoFish) is provided to GoFish to achieve the objectives of this Agreement. It is expressly understood that the participation of Ray Volpe, Ricky Joshi and Karim Motani in the provision by KSE of the services contemplated by this Agreement is a material term of this Agreement and that KSE shall use its best efforts to ensure that these individuals are principally responsible for servicing GoFish for the duration of the term of this Agreement.

Section 3.02 Award Show. KSE shall use its best efforts to complete the design of a televised Award Show with advertising sponsors secured not later than April 30, 2007 and to, in conjunction with GoFish, enter into a written agreement with an “old media” broadcast network partner satisfactory to GoFish with a view to televised broadcasting of the Award Show by September 30, 2007, all on terms and conditions reasonably satisfactory to GoFish. GoFish shall have the exclusive option to enter into a joint venture with KSE for the development and production of the Award Show, which GoFish may exercise at any time during the term of this Agreement unless, at any time following the completion of the design of the Award Show, GoFish expressly notifies KSE in writing that it declines to participate in the Award Show and waives the aforesaid option, after which time KSE may produce the Award show independently or with the involvement of one or more joint venture partners other than GoFish, provided, that in the event GoFish elects not to exercise its option and the Award Show is produced by KSE and/or another joint venture partner, then GoFish shall be afforded the opportunity to participate as a sponsor or advertiser of the Award Show on a “most favored nations” basis. If GoFish elects to participate as a joint venturer with KSE with respect to the Award Show, then GoFish and KSE will enter into a separate written agreement specifying the terms and conditions of such joint venture, which terms shall include a 50%-50% ownership of the Intellectual Property and all other rights pertaining to the Award Show, a 50%-50% responsibility for the costs and expenses pertaining to the Award Show, and the focus of GoFish (or an Affiliate of or successor to GoFish) as the sponsor and central “brand” of the Award Show.

Section 3.03 Reports. During the term of this Agreement, KSE shall provide to GoFish and the Company written reports on at least a weekly basis, detailing from the date of the immediately prior report all Prospects identified by KSE, all agreements in the process of negotiation for the provision of Covered Products and Services and all contracts for Covered Products and Services that were closed, the progress of the design of the Award Show and the efforts to secure a broadcast partner with respect to the Award Show and any other information that GoFish or the Company reasonably requests. KSE shall also make appropriate personnel available for teleconference and/or in person meetings with representatives of GoFish from time to time as and when reasonably requested by GoFish.

Section 3.04 Restrictive Covenants of KSE. KSE hereby agrees as follows:

(a) KSE acknowledges that the information, observations and data obtained by KSE and its Affiliates concerning the business and affairs of GoFish and its Affiliates (the “GoFish Group”), in connection with KSE’s performance of services for GoFish (whether prior to, on or after the Effective Date) are confidential and are the property of GoFish, including information concerning transaction opportunities in or reasonably related to the business or industry of GoFish of which KSE is aware as of the Effective Date, or becomes aware during the term of this Agreement. Therefore, KSE agrees that it will not, and will not allow any of its Affiliates to, at any time, whether during or after the term of this Agreement, disclose to any unauthorized person or, directly or indirectly, use for KSE’s own account, any of such information, observations, data or any Work Product (as defined below) or Copyrightable Work (as defined below) without GoFish’s consent, unless and to the extent that the aforementioned matters become generally known and available for use other than as a direct or indirect result of KSE’s or KSE’s Affiliates’ acts or omissions to act, provided, that, KSE may disclose any such information, observations, data or any Work Product (as defined below) or Copyrightable Work (as defined below) that is legally required or compelled, provided, further, in such event, to the extent permitted by law, he shall provide GoFish with prior notice of such disclosure. KSE agrees to deliver to GoFish at the termination of this Agreement, or at any other time GoFish may request in writing (whether during or after the term of this Agreement), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the GoFish Group (including, without limitation, all transaction prospects, lists and contact information) which KSE or any of its Affiliates may then possess or have under KSE’s or such Affiliate’s control.

(b) KSE acknowledges that all Intellectual Property created by KSE or its Affiliates for GoFish and the GoFish Group during the term of this Agreement (“Work Product”) belongs exclusively to GoFish, and KSE hereby assigns, and agrees to assign, all of KSE’s rights, title and interest in and to the Work Product to GoFish. For the avoidance of doubt, no Intellectual Property created by KSE either prior to or after the term of this Agreement shall constitute Work Product for purposes of this Agreement and KSE shall retain all right, title and interest in and to such Intellectual Property. Any copyrightable work (“Copyrightable Work”) prepared by KSE or any of its Affiliates for GoFish or any member of the GoFish Group shall be deemed a “work made for hire” under the copyright laws, and GoFish shall own all rights therein. To the extent that it is determined, by any authority having jurisdiction, that any such Copyrightable Work is not a “work made for hire,” KSE hereby assigns and agrees to assign to GoFish all KSE’s rights, title and interest, including, without limitation, copyright in and to such Copyrightable Work.

(c) For a period commencing on the Effective Date and ending on the date that is six (6) months following the termination of this Agreement by either Party and for any reason (the “Covenant Period”), KSE shall not, other than in connection with services to be provided to and for the benefit of any member of the GoFish Group, directly or indirectly, either individually or as a principal, partner, member, manager, agent, employer, employee, consultant, independent contractor, stockholder, joint venturer or investor, or as a director or officer of any corporation, limited liability company, partnership or other entity, or in any other manner or capacity whatsoever, engage in, assist or have any active interest in a business in any location worldwide which uses an Internet portal to provide, sell, develop, market or conduct a business in the nature of providing Internet video content, whether publicly or as a user-paid service, or any other business engaged in or contemplated to become engaged in by any member of the GoFish Group prior to or during the term of this Agreement, including without limitation the Award Show (collectively, the “Business”). Notwithstanding the foregoing, if KSE identifies to the Company or GoFish an opportunity for any product or service related to the Business and the Company and/or GoFish declines to pursue such opportunity, then, with the prior written consent of the Company and GoFish, which consent shall not be unreasonably withheld, KSE may exploit such opportunity, either itself or on behalf of or through a third party.

(d) During the Covenant Period, KSE and its Affiliates shall not, other than in connection with its providing services to and for the benefit of the GoFish Group, directly or indirectly, either individually or as a principal, partner, member, manager, agent, employer, employee, consultant, independent contractor, stockholder, joint venturer or investor, or as a director or officer of any corporation, limited liability company, partnership or other entity, or in any other manner or capacity whatsoever,

(i) solicit or divert or attempt to solicit or divert from any member of the GoFish Group any business with any Client (as defined below);

(ii) solicit or divert or attempt to solicit or divert from any member of the GoFish Group any business with any person or entity who was being solicited as a potential Client;

(iii) induce or cause, or attempt to induce or cause, any salesperson, supplier, vendor, representative, independent contractor, broker, agent or other person transacting business with any member of the GoFish Group to terminate or modify such relationship or association or to represent, distribute or sell services or products in competition with services or products of any member of the GoFish Group; or

(iv) otherwise provide any services or products to any Client that are or have been provided by any member of the GoFish Group.

For purposes of this Agreement, a “Client” shall mean (A) an individual or entity to whom any member of the GoFish Group has provided any advertising, marketing, analysis or other media services or products prior to the commencement of the Covenant Period, or (B) any individual or entity to whom any member of the GoFish Group has provided any advertising, marketing, analysis or other media services or products with respect to or in connection with the Business at any time during the Covenant Period, and (C) any individual or entity who is solicited by any member of the GoFish Group, as a potential “Client” at any time during the Covenant Period.

(e) During the term of this Agreement, except on behalf and for the benefit of the Company and during that portion of the Covenant Period which continues after the term of this Agreement, KSE and its Affiliates shall not, directly or indirectly, either individually or as a principal, partner, member, manager, agent, employer, employee, consultant, independent contractor, stockholder, joint venturer or investor, or as a director or officer of any corporation, limited liability company, partnership or other entity, or in any other manner or capacity whatsoever, either directly or indirectly, induce or cause, or attempt to induce or cause, any employee, representative, independent contractor, member, manager, partner, shareholder, director or officer of any member of the GoFish Group to leave the employ or engagement of the GoFish Group.

(f) The parties agree that rights of GoFish and the other members of the GoFish Group under this Section 3.04 are special and unique, and that any violation thereof by KSE would not be adequately compensated by money damages, and KSE hereby grants to GoFish and each other member of the GoFish Group the right to specifically enforce (including the granting of injunctive relief) the terms of this Section 7 in any state or federal court located in the city and county of San Francisco, State of California or in any other court having jurisdiction. In any proceeding, in equity or at law, KSE specifically waives any and all defenses to the relief sought, including without limitation that there is an adequate remedy at law for any violations of the terms of this Section 3.04. In addition, KSE also agrees not to raise as a defense in any such proceeding any allegation that any of the provisions of this Section 3.04 are either unnecessary or unreasonable or that any of them illegally restrains trade or any of his personal rights. The parties acknowledge and agree that if any term, provision, covenant or restriction of this Section 3.04 is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining terms of this Section 3.04 shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and any term, provision, covenant or restriction that is found to be unenforceable will be modified to the maximum extent permissible to most closely conform to the intent of the unenforceable term, provision, covenant or restriction as expressed in this Section 3.04. Nothing herein shall be construed as prohibiting GoFish or any other member of the GoFish Group from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from KSE or any of its Affiliates.

Section 3.05 Public Announcements; Material Non-Public Information. The Parties agree that neither Party shall make any press release, announcement or other public disclosure of the existence or nature of this Agreement or the relationship of the Parties pursuant to this Agreement absent the prior approval of, if the Party seeking to make such announcement is KSE, the Company, or, if the Party seeking to make such announcement is the Company or GoFish, KSE, with respect to the content and manner of such public announcement. The Parties further agree that they shall endeavor to issue, as soon as practicable following the execution and delivery of this Agreement, through Businesswire or other reputable organization, a press release announcing the entry into this Agreement and selected terms hereof. Notwithstanding the foregoing, KSE acknowledges and agrees that the Company is a publicly-held corporation and accordingly is under a duty to publicly disclose certain developments relating to its operations, capital and obligations, and therefore the Company may make such disclosures to the extent that such disclosure is, in the reasonable view of the Company and its legal counsel, required by applicable law, rules and regulations to which it is subject. In addition, KSE agrees to assist the Company to the extent reasonably requested in any application that the Company may make for confidential treatment under the federal Freedom of Information Act or other applicable statute pertaining to select, sensitive information that would otherwise be required to be publicly disclosed if and to the extent that the Company believes in good faith warrants confidential treatment. Furthermore, KSE acknowledges and agrees that from time to time during the course of its relationship with the Company and GoFish and their respective affiliates, KSE may learn material nonpublic information regarding the Company, and KSE agrees that it shall maintain the confidentiality of any such material nonpublic information and shall refrain from making any investment decisions with respect the Common Stock, any Warrants or any other securities of the Company (including without limitation the optioning of any securities of the Company on any applicable trading market or exchange) for so long as such material nonpublic information remains material and nonpublic.

ARTICLE IV

COMPENSATION

Section 4.01 Cash Compensation to KSE. In consideration for certain services to be rendered by KSE hereunder, GoFish shall pay cash fees to KSE as follows:

(a) A cash Participation Fee shall be payable to KSE by GoFish in an amount equal to Eighteen Thousand Dollars (US$18,000) for each month during the term of this Agreement (subject to pro ration in the event of partial months). In addition, GoFish shall reimburse KSE for the reasonable out-of-pocket expenses incurred by KSE in furtherance of its responsibilities to GoFish hereunder, provided, that KSE shall obtain the prior written consent (including by way of email) of GoFish for any individual expense in excess of $750.00 or for expenses in excess of $3,000, in the aggregate, during any monthly period, and provided, further, that out-of-pocket expenses incurred by Ray Volpe shall not be reimbursable by GoFish.

(b) Sales commissions shall be payable in cash to KSE by GoFish on the basis of Revenue, in the amounts set forth in Exhibit B (“Commissions”), which shall become due and payable within forty five (45) days of the end of the fiscal quarter of GoFish during which the underlying Revenue was received by GoFish.

Section 4.02 Warrant Compensation to KSE. In consideration for certain services to be rendered by KSE hereunder, the Company shall issue Warrants to KSE or KSE’s designee(s) as follows

(a) The Company shall issue the Base Warrants to KSE within fifteen (15) days of the Effective Date.

(b) The Company shall issue Commission Warrants to KSE or its designee(s) in the amounts as set forth in Exhibit B, which Commission Warrants shall be earned upon the receipt by GoFish of the underlying Revenue and delivered to KSE or its designee(s) within forty five (45) days of the end of the fiscal quarter of GoFish during which the underlying Revenue was received by GoFish.

(c) The Company shall issue Partnership Warrants to KSE or its designee(s) in the amounts and at the times as set forth in Exhibit B.

(d) The Company shall issue Distribution Warrants to KSE or its designee(s) in the amounts and at the times as set forth in Exhibit B.

(e) The Company shall issue Award Show Warrants to KSE or its designee(s) in the amounts as set forth in Exhibit C, which Award Show Warrants shall be deemed earned upon the completion of the Award Show and delivered to KSE or its designee(s) within fifteen (15) days of the completion of the Award Show.

Section 4.03 Finder’s Fees. If, during the term of this Agreement or within six (6) months following the termination of this Agreement, GoFish and/or the Company shall enter into a written agreement for:

(a) The Sale of the Company to a third party with whom the Company and/or GoFish had no prior relationship and who is introduced to the Company and/or GoFish with a view towards pursuing a possible Sale of the Company, then, upon the consummation of the Sale of the Company pursuant to such agreement, the Company or GoFish, as the case may be, shall pay to KSE an amount (in cash, stock or other form of consideration constituting the Sale of the Company Consideration) equal to two percent (2%) of the Sale of the Company Consideration (the “Sale Finder’s Fee”). Notwithstanding the foregoing, unless KSE specifically notifies the Company and/or GoFish in writing, prior to or contemporaneously with the making of such introduction that such third party is intended to be covered by this provision, no Sale Finder’s Fee shall become due or payable.

(b) The Acquisition by the Company from a third party with whom the Company and/or GoFish had no prior relationship and who is introduced to the Company and/or GoFish with a view towards pursuing a possible Acquisition by the Company, then, upon the consummation of the Acquisition by the Company pursuant to such agreement, the Company or GoFish, as the case may be, shall pay to KSE an amount (in cash, stock or other form of consideration constituting the Acquisition by the Company Consideration) equal to two percent (2%) of the Acquisition by the Company Consideration (the “Aqcuisition Finder’s Fee”). Notwithstanding the foregoing, unless KSE specifically notifies the Company and/or GoFish in writing, prior to or contemporaneously with the making of such introduction that such third party is intended to be covered by this provision, no Acquisition Finder’s Fee shall become due or payable.

Section 4.04 Taxes. KSE shall pay any Tax imposed as a result of the operation or existence of this Agreement and the payment of any compensation hereunder. As may be required by law, GoFish and/or the Company shall be permitted to withhold or deduct from such compensation any Taxes owed by KSE hereunder.

Section 4.05 Records and Adjustments. GoFish shall keep complete and accurate records with respect to all Covered Products and Services and shall furnish any information that KSE may reasonably request from time to time to enable it to confirm the compensation payable to KSE under this Agreement. GoFish shall retain all such records for at least three (3) years. KSE shall have the right to make an examination once per quarter, during normal business hours, of all records and accounts bearing upon the amount of compensation payable to it under this Agreement. Unless contested in good faith by the Company or GoFish, GoFish shall promptly pay any additional compensation found by such audit to be due. If any such audit discloses an underpayment of Participation Fees of more than Fifteen percent (15%) for the period audited, GoFish shall reimburse KSE for the actual reasonable costs of the audit. KSE’s right to audit and examine all records and accounts of GoFish shall survive termination of this Agreement for a period of one (1) year.

ARTICLE V

INTENTIONALLY OMITTED

ARTICLE VI

ALLOCATION OF LIABILITY

Section 6.01 KSE Warranty. KSE warrants and agrees that any services that it provides hereunder will be provided in a competent manner consistent with customary industry standards. OTHER THAN AS SPECIFICALLY SET FORTH HEREIN, THE ABOVE WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES AND KSE EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO ITS SERVICES, KNOW-HOW, PATENTS AND TECHNICAL DATA, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. KSE shall not be liable for any consequential or incidental damages resulting from a breach of its warranty hereunder.

Section 6.02 GoFish Warranty. GoFish warrants and agrees that any services that it provides hereunder will be provided in a competent manner consistent with customary industry standards. THE ABOVE WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES. GOFISH EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO ITS SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. GoFish shall not be liable for any consequential or incidental damages resulting from a breach of its warranty hereunder.

Section 6.03 Indemnification.

(a) GoFish Indemnification. GoFish agrees to defend, indemnify, and hold KSE, and its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) resulting from a claim asserted by any third party that arises out of or relates to the acts or omissions of GoFish hereunder, including without limitation, the marketing, sourcing, sale, provision and support of Covered Products and Services (unless caused by a breach of any representation and warranty made by KSE herein).

(b) KSE Indemnification. Subject to limitations contained herein, KSE agrees to defend, indemnify, and hold GoFish, and its officers, directors, agents, employees harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against GoFish based on KSE’ breach of any representation and warranty made herein.

(c) Notice and Defense. The party claiming the indemnification shall promptly notify the other party upon the assertion of any such claim, shall permit such other party to defend the claim and shall provide reasonable assistance to such other party, at such other party’s expense, in the defense of the claim.

ARTICLE VII

TERM AND TERMINATION

Section 7.01 Term. The term of this Agreement shall commence upon the Effective Date and shall continue for a period of eighteen (18) months unless earlier terminated with the mutual consent of the Parties or by either Party pursuant to Section 7.02.

Section 7.02 Termination. Following completion of the first four (4) months of the term of this Agreement, either Party may terminate this Agreement by written notice to the other Party. Furthermore, either Party may terminate this Agreement at any time by written notice thereof to the other Party if the other Party breaches a material term of this Agreement and fails to cure such breach within ten (10) days after written notice thereof from the nonbreaching Party.

Section 7.03 Survival. Upon the termination of this Agreement, the licenses granted to GoFish hereunder shall terminate, but any sublicense granted by GoFish to an Approved Prospect prior to such termination, in the manner permitted hereunder, shall survive and continue in full force and effect. In addition, Articles IV, VI, VII and VIII shall survive termination and continue in full force and effect.

ARTICLE VIII

MISCELANEOUS

Section 8.01 Waiver. No failure or delay by either party in enforcing any of its rights under this Agreement shall be construed as a waiver of the right to subsequently enforce any of its rights, whether relating to the same or a subsequent matter.

Section 8.02  Expenses. Whether or not the transactions contemplated in this Agreement are consummated, each Party shall pay all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereby.

Section 8.03 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered by hand or by a reputable national overnight courier service or by facsimile transmission or three business days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties in the manner provided below (information is included below for telephone and email contact purposes but no notice delivered telephonically or by email shall be deemed effective unless and until delivered physically in hardcopy form):

If to GoFish:

500 Third Street, Suite 260
San Francisco, CA 94107
ATTN: Chief Executive Officer

With a copy to:

McGuireWoods LLP
1345 Avenue of the Americas, 7th Floor
New York, NY 10105
ATTN: Louis Zehil, Esq.
Tel:	212-548-2138
Fax:	212-548-2175
Email: lzehil@mcguirewoods.com

If to KSE:

919 Third Avenue, 18th Floor
New York, NY 10022
ATTN: Chief Executive Officer

Any Party may change the address to which notice is to be given by notice given in the manner set forth above.

Section 8.04 Assignment. Other than as otherwise expressly stated herein, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto without the prior written consent of the other Party. Any purported assignment in violation of this section shall be void. Notwithstanding the foregoing, the acquisition of any Party, whether by the sale of stock or assets, merger or consolidation or other business combination, shall not constitute an assignment for purposes of this Agreement.

Section 8.05 No Rights in Third Parties. This Agreement does not grant any rights or remedies to any Person that is not a Party to this Agreement. No Person is a third-party beneficiary of this Agreement.

Section 8.06 Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of New York.

Section 8.07 Jurisdiction and Venue. Any litigation or other court proceeding with respect to any matter arising from or in connection with this Agreement shall be conducted in the state courts of the State of New York located in the City and County of New York or in the U. S. District Court for the Southern District of New York, and the Parties hereby submit to the jurisdiction of and consent to venue in such courts.

Section 8.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.09 Severability. The invalidity of any portion of this Agreement shall not invalidate any other portion of this Agreement and, except for such invalid portion, this Agreement shall remain in full force and effect.

Section 8.10 Entire Agreement. This Agreement embodies the entire Agreement and understanding of the Parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transactions contemplated hereby. This Agreement may be amended, modified or supplemented only by written agreement of all of the Parties hereto.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year set forth below.

GOFISH TECHNOLOGIES, INC.

By:
Name:
Title:
Date:	December 22, 2006

KALEIDOSCOPE, INC.

By:
Name:
Title:
Date:	December 22, 2006

Exhibit A

Description of Covered Products and Services

•	Services pertaining to the Award Show;

•	Distribution/Syndication of user generated content on the Websites pertaining to the Business;

•	Identification of Sales prospects;

•
Promotion of the Websites, both with respect to creating and increasing user awareness of and interest in such portals, creating awareness of such portals to the advertising and media communities, arranging “partnerships” for generation of meaningful traffic to such portals and the like;

•
Promotion of the Company and/or GoFish as a possible merger/acquisition partner with a view towards acquisitions by the Company of appropriate targets or the Sale of the Company, including identifying prospective merger/acquisition partners, making appropriate introductions and assisting the Company and/or GoFish with respect to negotiations of possible merger/acquisition transactions or the Sale of the Company;

•	Assisting GoFish and the Company in the design and functionality the Websites; and

•	Assisting GoFish and the Company with respect to strategic concepts and implementation pertaining to the development and exploitation of the Websites.

Exhibit B

Schedule of Payment Milestones

Commissions.

Commissions shall be payable on a quarterly basis in amounts based on the achievement of targeted Revenue from Sales, for all fiscal quarters through June 2008 (unless the Agreement is terminated prior to its stated expiration date) at the following rates:

Target not met:	10% of Revenue
Target met:	15% of Revenue
Target exceeded:	15% of Revenue up to Target, plus 20% of Revenue in excess of Target

Commission Warrants.

Commission Warrants will be issued quarterly in arrears, representing that number of underlying shares of Common Stock equal to the 1/10 the amount of dollars of Revenue received in each quarter during the term of the Agreement (without duplication of any Revenue received in a prior or subsequent quarter). For example, if Revenue of $1,000,000 is received during the quarter, Commission Warrants for 1/10 (1,000,000), or 100,000 shares, will be issuable.

Distribution Warrants

Distribution Warrants will be issued from time to time within fifteen (15) days of the date(s) when GoFish enters into a distribution agreement between GoFish and a third party introduced by KSE and approved by GoFish for purposes of increasing distributing GoFish video content on the Websites

Partnership Warrants.

Partnership Warrants will be issued from time to time within fifteen days of the date(s) when GoFish enters into a partnership agreement between GoFish and a third party introduced by KSE and approved by GoFish for purposes of increasing user generated video content available on the Websites, representing that number of underlying shares of Common Stock determined by the amount of video views on Websites that GoFish in good faith estimates that such partnership agreement is reasonably likely to generate on an ongoing, sustainable basis (“Expected VV”), as follows:

(A) where such partnership agreement provides video content to GoFish on an exclusive basis, (i) if Expected VV is less than 100,000 individual video views per day, that number of underlying shares equal to 25% of Expected VV; (ii) ) if Expected VV is more than 100,000 but less than 500,000 individual video views per day, that number of underlying shares equal to 30% of Expected VV and (iii) ) if Expected VV is more than 500,000 or more individual video views per day, 100,000 underlying shares, and

(B) where such partnership agreement provides user generated video content to GoFish on a non-exclusive basis, , (i) if Expected VV is less than 100,000 individual video views per day, that number of underlying shares equal to 12.5% of Expected VV; (ii) ) if Expected VV is more than 100,000 but less than 500,000 individual video views per day, that number of underlying shares equal to 15% of Expected VV and (iii) ) if Expected VV is more than 500,000 or more individual video views per day, 50,000 underlying shares

For purposes of the foregoing, “video views” constitute Website user views of moving image video content in digital of other appropriate form made available for viewing on the Websites by the copyright holder thereof in compliance with GoFish’s applicable terms of service and applicable law.

Award Show Warrants.

The Award Show Warrants will be issued to KSE or its designee(s) within fifteen (15) days of completion of certain milestones in connection with the Award Show, as follows: (i) upon entering into a binding agreement with a broadcast network sponsor, 150,000 underlying shares, provided, that if a broadcast network partner is not secured by the end of April 2007 the number of underlying shares shall be reduced by 25% for each three months thereafter, and (ii) upon televised broadcast of the Award Show, 350,000 underlying shares, provided, that if the Award Show is not produced and televised prior to September 2007, the number of underlying shares shall be reduced by 25% for each three months thereafter and provided, further, that if sponsorship milestones to be established by the mutual agreement of KSE and GoFish are not realized, then the foregoing shall be reduced in proportion to the shortcoming of the sponsorship milestone versus sponsorship actually achieved.